Exhibit 15

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-207931 and 333-220373) of Westpac Banking Corporation of our report dated 5 November 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Sydney, Australia

5 November 2018